UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2022

UNIVERSAL TECHNICAL INSTITUTE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 East Windrose Drive, Suite 200 Phoenix, AZ (Address of principal executive offices)	85032 (Zip Code)

(623) 445-9500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	UTI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
☐ Emerging growth company
☐    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement.

As previously disclosed, on February 11, 2022, Universal Technical Institute, Inc. (the “Company”) completed the acquisition of 2611 Corporate West Drive Venture LLC, an entity that is the owner of the real property that serves as the Company’s Lisle, Illinois campus (the “Lisle Campus”). At the time of the acquisition, 2611 Corporate West Drive Venture LLC was a party to a loan agreement with a third-party bank secured by a mortgage on the Lisle Campus (the “Previous Mortgage Debt”).

On April 14, 2022, 2611 Corporate West Drive Venture LLC, as borrower (the “Borrower”), entered into a Loan Agreement (“Loan Agreement”) with Valley National Bank, a national banking association (the “Lender”), to fund the acquisition and retire the Previous Mortgage Debt, via a term loan in the original principal amount of $38,000,000 with a maturity of seven years (the “Term Loan”). As of the date of this Current Report on Form 8-K, the Term Loan bears interest at a rate of one-month SOFR plus 2.0%. In connection with the Term Loan, the Borrower entered into an interest rate swap agreement with the Lender that effectively fixes the interest rate on 50% of the principal amount of the Term Loan at 4.69% for the entire loan term. The Term Loan is secured by a mortgage on the Lisle Campus.

Concurrent with, and as a condition to, the Term Loan, the Company executed a Guaranty for the benefit of the Lender (the “Guaranty”), pursuant to which it guaranteed the payment obligations of Borrower under the Loan Agreement. As guarantor, the Company is subject to certain customary affirmative and negative covenants under the Loan Agreement, including, without limitation, reporting and notice obligations and certain financial maintenance covenants. The Company’s fixed charge coverage ratio is required to be not less than 1.25 to 1.00 during the period being measured (which commences on June 30, 2022 and may be tested no more than quarterly thereafter on a trailing 12-month basis) and is defined as the ratio of (a) the sum of consolidated net income (loss) for the year, before interest expense, income taxes, depreciation and amortization, and other extraordinary non-recurring items (“Adjusted EBITDA”) plus rent paid to Borrower and less cash taxes paid, distributions, and unfinanced capex to (b) principal and interest expenses plus rent paid to Borrower. The ratio of total indebtedness to Adjusted EBITDA is required to be no greater than 3.50 to 1.00 (which commences on the date the Company shall submit its initial compliance certificate in accordance with the Loan Agreement and may be tested no more than annually thereafter on a trailing 12-month basis). Events of default under the Credit Agreement include, among others, the failure to make payments when due, breach of covenants (including the financial maintenance covenants) and breach of representations or warranties. In addition, the Borrower’s debt service coverage ratio is required to equal or exceed 1.20 to 1.00 during the period being measured (which commences on June 30, 2022 and may be tested no more than quarterly thereafter on a trailing 12-month basis).

The foregoing description of the Term Loan and Guaranty does not purport to be complete and is qualified in its entirety by references to the Term Loan and Guaranty, copies of which, if required, will be timely filed as an exhibit to an upcoming periodic report in accordance with applicable rules and regulations of the Securities and Exchange Commission.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Technical Institute, Inc.

Dated:	April 18, 2022	By:	/s/ Christopher Kevane
		Name:	Christopher Kevane
		Title:	Senior Vice President and Chief Legal Officer